Exhibit 99.15

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com

CONFIDENTIAL

November 23, 2025

Green Dot OpCo, LLC
and Smith Ventures, LLC
17 20th Street North, Suite 300
Birmingham, AL 35203

Attn: Bill Smith; Managing Partner, Smith Ventures
CC:	Patrick Allen; Managing Director, Stephens Inc.
Nick Bellmann; Co-Head of Debt Capital Markets, Stephens Inc.
W. Todd Holleman; Partner, King & Spalding LLP
John M. Anderson; Partner, King & Spalding LLP
Abby Boxer; Partner, King & Spalding LLP
Daniel T. Fowler, Jr.; Partner, King & Spalding LLP
William C. Smith III; Partner, King & Spalding LLP
Alex Cota; Partner, Paul Hastings LLP
Marina Begun; Of Counsel, Paul Hastings LLP
Izzy Muncan; Associate, Paul Hastings LLP

Project Lantern
Commitment Letter

Ladies and Gentlemen:

You have advised TPG Angelo Gordon (“TPG” and, together with its managed funds and affiliates, collectively, “we”, “us” or the “Commitment Parties”) that Green Dot OpCo, LLC (“you”, “Buyer” or the “Borrower”), formed at the direction of Smith Ventures, LLC (“Smith” and together with certain other investors arranged by and/or designated by Smith, the “Investors”), intends to acquire (the “Acquisition”), directly or indirectly, all of the assets previously identified to us as “Lantern” (the “Company”), pursuant to that certain Separation Agreement, dated as of the date hereof, by and among you, Compass Sub North, Inc., a Delaware corporation (“New CommerceOne”), and Green Dot Corporation, a Delaware corporation (“Parent”), and as more fully set forth therein (as amended, restated, supplemented or otherwise modified in accordance with the terms of this Commitment Letter and in effect from time to time, together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Conditions Relating to the Closing Date attached hereto as Exhibit C (this commitment letter, the Transaction Description, the Term Sheet and such Exhibit C, collectively, the “Commitment Letter”). As used herein, “Holdings” shall refer to the direct corporate parent of the Borrower and “Guarantors” shall refer to each existing or subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower.

CONFIDENTIAL	1

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
1.	Commitments.

In connection with the Transactions, TPG (in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to provide, and does hereby commit to provide a senior secured term loan facility in an aggregate principal amount of $515.0 million (the “Senior Facility”) on the terms expressly set forth herein and subject only to the satisfaction (or waiver by the Commitment Parties) of the Limited Conditionality Provisions (as defined below).

2.	Titles and Roles.

It is agreed that (a) TPG will act as lead arranger and bookrunner for the Senior Facility (in such capacity, the “Arranger”) and (b) TPG (or designee thereof) will act as sole administrative agent and sole collateral agent for the Senior Facility (in such capacity, the “Administrative Agent”). You agree that no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter will be paid to the Initial Lender or any other lender in order to obtain its commitment to participate in the Senior Facility unless you and we shall so agree.

3.	Information.

You hereby represent and warrant that (as to the Company and its subsidiaries and businesses, to your knowledge) (a) all written information and written data concerning the Company and its subsidiaries, other than (i) the projections, estimates, budgets and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry specific nature and all third-party memos and reports furnished to us (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that, in each case, has been or will be made available to the Commitment Parties, directly or indirectly, by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto through the date of the initial funding of the Senior Facility (such date, the “Closing Date”)), and (b) the Projections that have been or will be made available to the Commitment Parties by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time the related Projections are so furnished; it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you and the Investors, (iii) the Projections are not a guarantee of performance and (iv) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

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TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made at such time, then you will (or with respect to Information and Projections concerning the Company and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Acquisition Agreement, use commercially reasonable efforts to cause the Company to) promptly supplement the Information and the Projections, as applicable, such that (with respect to the Information and Projections provided prior to the Closing Date relating to the Company and its subsidiaries, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood that such supplementation shall cure any breach of such representation and warranty. Notwithstanding anything to the contrary contained in this Commitment Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lender hereunder or the funding of the Senior Facility on the Closing Date.

4.	Fees.

As consideration for the commitments of the Initial Lender hereunder and for the agreement of the Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet as further memorialized in the fee letter entered into on the date hereof (the “Fee Letter”), if and to the extent payable in accordance with the terms hereof or thereof, as applicable. Once paid, except as provided herein or agreed in writing by the parties hereto, such fees shall not be refundable under any circumstances.

5.	Conditions.

The obligation of the Initial Lender hereunder to fund the Senior Facility on the Closing Date is subject solely to the satisfaction (or waiver by the Commitment Parties) of the applicable conditions expressly set forth in Exhibit C hereto (collectively, the “Limited Conditionality Provisions”), and upon satisfaction (or waiver by the Commitment Parties) of such Limited Conditionality Provisions, the initial funding of the Senior Facility shall occur (it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter and the definitive documentation for the Senior Facility (the “Loan Documentation”)).

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TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Loan Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which will be a condition to the availability and the initial funding of the Senior Facility on the Closing Date shall be (A) such of the representations and warranties in the Acquisition Agreement made by the Company and its subsidiaries as are material to the interests of the Initial Lender (in its capacity as such), but only to the extent that you or any of your applicable affiliates has the right (taking into account any applicable grace periods or cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of any inaccuracy of such representations in the Acquisition Agreement without any liability to you or any of your applicable affiliates (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Loan Documentation, and (ii) the terms of the Loan Documentation shall be in a form such that they do not impair the availability and the initial funding of the Senior Facility on the Closing Date if the Limited Conditionality Provisions are satisfied (or waived by the Commitment Parties) and the Loan Documentation shall contain no conditions precedent (express or implied) to the funding of the Senior Facility on the Closing Date other than the conditions expressly set forth in Exhibit C hereto, and, upon satisfaction or waiver by the Commitment Parties of such conditions, the initial funding of the Senior Facility shall occur (it being understood that, to the extent that (a) a perfected pledge of all of the equity securities issued by the Borrower and, to the extent held by Holdings, the Borrower or a Guarantor, by each subsidiary thereof, (b) a perfected security interest in and to deposit accounts pursuant to account control agreements, and (c) a perfected security interest in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each Guarantor (the items described in clauses (a), (b) and (c) above, subject to customary permitted liens and to exceptions and limitations to be set forth in the Loan Documentation, collectively, the “Collateral”) is not or cannot be provided and/or perfected on the Closing Date (other than (x) any security interest in any Collateral which may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code (the “UCC”) or (y) the delivery of stock certificates with respect to certificated securities (as defined in Article 8 of the UCC) of the Borrower (as defined in the Term Sheet) and its subsidiaries (and related stock powers) constituting Collateral (as defined in the Term Sheet); provided that such certificated securities and related stock powers will be required to be delivered on the Closing Date only to the extent in your possession after your use of commercially reasonable efforts and not in contravention of the Acquisition Agreement to obtain such certificates and accompanying stock powers on or prior to the Closing Date, and if any such certificates and stock powers are not delivered on the Closing Date, then such certificates and accompanying stock powers will be required to be delivered within ten (10) business days following the Closing Date (or such longer period as may be agreed by the Administrative Agent acting at the direction of the Required Lenders (as defined in the Term Sheet))) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral or delivery of such Collateral, as applicable shall not constitute a condition precedent to the availability or the initial funding of, and shall not affect the size of, the Senior Facility on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Initial Lender and the Borrower acting reasonably within sixty (60) days following the Closing Date (or such later date as may be reasonably agreed between the Initial Lender and the Borrower)).

For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties (as defined in the Term Sheet), set forth in the Loan Documentation relating to: corporate or other organizational existence of the Loan Parties, organizational power and authority, due authorization of, execution and delivery by and enforceability against the Loan Parties, in each case, solely as they relate to the entering into and performance of the applicable Loan Documentation and the incurrence of the extensions of credit thereunder; no conflicts of the Loan Documentation with or consent under charter documents solely as they relate to the entering into and performance of the Loan Documentation; use of proceeds of the Senior Facility not in violation of OFAC, FCPA, the PATRIOT Act and other applicable sanctions and anti-corruption laws; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (consistent with the solvency certificate attached as Annex I to Exhibit C hereto); Federal Reserve margin regulations; the Investment Company Act; and, subject to the limitations above in this paragraph, validity and perfection of security interests granted by the Loan Parties in the Collateral (subject in all respects to the provisions set forth above and to security interests and liens permitted under the Loan Documentation). Without limiting the Limited Conditionality Provisions or the Closing Date Certain Funds Provisions (as defined below), each Commitment Party will cooperate with you in coordinating the timing and procedures for the initial funding or availability, as applicable, of the Senior Facility in a manner consistent with the Acquisition Agreement. To the extent any of the Specified Representations as to the Company and its subsidiaries are qualified by or subject to “material adverse effect,” the definition shall be “Business Material Adverse Effect” as defined in the Acquisition Agreement as in effect on the date hereof for purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto). This Section 5, and the provisions herein, shall be referred to as the “Closing Date Certain Funds Provisions”.

CONFIDENTIAL	4

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
6.	Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and to proceed with the documentation of the Senior Facility, you agree (a) to indemnify and hold harmless each of the Commitment Parties, its affiliates and their respective officers, directors, employees, partners, agents, controlling persons, managers, investors, accountants, advisors, members of and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses (excluding lost profits), damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several (limited, in the case of legal fees and expenses of the Indemnified Persons, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual or reasonably perceived conflict of interest, one additional primary counsel and one additional local counsel in each relevant material jurisdiction for each similarly situated group of affected Indemnified Persons)), to which any such Indemnified Person may become subject to the extent arising out of any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”) relating to this Commitment Letter (including the Term Sheet), the Transactions or any related transaction contemplated hereby, the Senior Facility or any use of the proceeds thereof, regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by or against you, the Company, any of your or the Company’s respective equityholders, affiliates, creditors or any other third person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, controlling persons and, to the extent acting at the direction of such Indemnified Person, agents, advisors or other representatives in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates under this Commitment Letter (including, the Term Sheet) (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than the Commitment Parties, the Administrative Agent or other agent or arranger under the Senior Facility acting in its capacity as such), and (b) to reimburse the Commitment Parties, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel to the Arranger and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in each case, incurred in connection with the Senior Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Loan Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that, to the extent the Closing Date does not occur due to the Commitment Parties terminating their commitments hereunder, you shall not be required to reimburse Expenses in excess of $400,000. The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the Loan Documentation upon the effectiveness thereof and thereafter shall have no further force and effect.

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TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
Notwithstanding any other provision of this Commitment Letter, (i) no party hereto, nor the Investors or any of their respective affiliates, shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages are found in a final non- appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, and, to the extent acting at the direction of such Indemnified Person, agents, advisors or other representatives in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you, the Investors, any Indemnified Person or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Transactions (including the Senior Facility and the use of proceeds thereunder), or with respect to any activities related to the Senior Facility, including the preparation of this Commitment Letter and the Loan Documentation; provided that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third-party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under this Section 6 to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding by an Indemnified Person (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed; provided that a failure to consent because the conditions specified in clauses (i) and (ii) below are not satisfied shall not be unreasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will notify you of the commencement of any such claim, litigation, investigation or proceeding promptly after such Indemnified Person has actual knowledge of the same; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6 except to the extent you are materially prejudiced by such failure.

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TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
7.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that each Commitment Party and its affiliates may be full service securities firms providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you, the Company and the Investors and your, the Company’s and the Investors’ affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you, the Company and the Investors or your, the Company’s and the Investors’ affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and neither the Commitment Parties nor its affiliates will furnish any such information to other persons in contravention of Section 8 hereof. You also acknowledge that neither the Commitment Parties nor their respective affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to disclose or furnish to you, confidential information obtained by them from other persons or the fact that the Commitment Parties are in possession thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties or any of their respective affiliates, on the one hand, and you and the Investors or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and their respective applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, and your management, equityholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their respective applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You agree that you will not claim that any Commitment Party or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

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TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
8.	Confidentiality.

You agree that you will not disclose, directly or indirectly, this Commitment Letter (including the Term Sheet) or any of the contents hereof or the activities of the Commitment Parties pursuant hereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) you may disclose this Commitment Letter and the contents hereof to the Investors and to your and their affiliates and your and the Investors’ officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equityholders and to any other actual or potential co-investors who are informed of the confidential nature of this Commitment Letter and the contents hereof, (b) you may disclose this Commitment Letter and the contents hereof (but not the fees set forth in the Term Sheet) to the Company and its officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equityholders who are informed of the confidential nature of this Commitment Letter and the contents hereof, (c) if the Commitment Parties consent in writing to such proposed disclosure, (d) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities based on the advice of counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (e) you may disclose the Term Sheet (but not the fees set forth in the Term Sheet) and the other Exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders, (f) you may disclose the aggregate fee amounts contained in the Term Sheet as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Facility or in any public filing relating to the Transactions or in any funds flow memorandum for the Transactions, (g) you may disclose this Commitment Letter and the contents hereof to the extent this Commitment Letter or the contents hereof become publicly available other than by reason of disclosure in breach of this Commitment Letter, (h) [reserved], and (i) you may disclose this Commitment Letter and the contents hereof (but not the fees set forth in the Term Sheet) to the extent necessary to enforce your rights and remedies hereunder or thereunder. The provisions of this paragraph shall terminate two (2) years after the date hereof.

The Commitment Parties and their respective affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements) or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, or any of your or its affiliates (including those set forth in this paragraph), (d) to the extent that such information is independently developed or is received by such Commitment Party or its affiliates from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, or any of your or their affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties or their respective affiliates, (f) to the Commitment Parties’ respective affiliates and funds and to its and their respective directors, officers, employees, members, managers, partners, current or prospective financing sources and investors, warehouse providers, legal counsel, independent auditors, lenders, investors, professionals and other experts or agents or representatives who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with the Commitment Parties responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, (h) for purposes of enforcing its rights hereunder in any legal proceedings, (i) with your prior written consent, or (j) in consultation with you, to ratings agencies in connection with internal requirements of any Commitment Party or its affiliates and funds to obtain ratings or “shadow ratings” in connection with the Senior Facility; provided that, in each case, no such disclosure shall be made to any Disqualified Lender without your prior written consent. The obligations of the Commitment Parties and their respective affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Senior Facility upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary of the date hereof. As used herein, “Disqualified Lenders” shall mean collectively, (a) institutions identified in writing by the Investors to the Initial Lender before the Closing Date (“Disqualified Institutions”); (b) competitors of the Borrower and its subsidiaries and their controlling persons, which, in each case, shall be set forth in writing, as such list may be updated from time to time, but in any event without retroactive effect, and (c) affiliates of the foregoing identified in writing or identifiable solely on the basis of such affiliate’s name, but in any event without retroactive effect.

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TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
9.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (x) any assignment by you occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, to the Company or another entity that after giving effect to the Transactions shall, directly or indirectly, own 100% of the equity interests of the Company after giving effect to the Acquisition, or (y) by you to any newly formed domestic entity formed under the laws of any jurisdiction within the United States of America, so long as after giving effect to the Transactions such entity shall (directly or through a wholly-owned subsidiary) own 100% of the equity interests of the Borrower or be the successor to the Borrower, and except that the Commitment Parties may, for the avoidance of doubt, make assignments to any of their affiliates or funds or accounts managed by them pursuant to customary joinder documentation to be reasonably agreed) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Parties in such manner as such Commitment Parties and their respective affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder; provided that such Commitment Party will be liable for the actions or inactions of any such person whose services are so employed; provided, further, that notwithstanding each Commitment Party’s right to employ the services of such affiliates, (i) the Initial Lender shall not be relieved, released or novated from their respective obligations hereunder (including their obligation to fund the Senior Facility on the date of the consummation of the Acquisition), until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of our commitments in respect of the Senior Facility until the initial funding of the Senior Facility on the Closing Date and (iii) unless you otherwise expressly agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Facility and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

CONFIDENTIAL	9

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed”, “signature”, and words of like import in this Commitment Letter or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (including the Exhibits and annexes hereto) (i) are the only agreements that have been entered into among the parties hereto with respect to the Senior Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (A) the interpretation of the definition of “Business Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Business Material Adverse Effect has occurred), (B) the determination of the making and accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliates has the right (taking into account any applicable grace periods or cure provisions) to terminate your (or its) obligations thereunder and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder with respect to the Senior Facility are subject only to the satisfaction (or waiver by the Commitment Parties) of the Limited Conditionality Provisions, including the execution and delivery by the Borrower and Holdings, and subject to the Closing Date Certain Funds Provisions, by the other Guarantors, of the Loan Documentation (which shall be negotiated in good faith in a manner consistent with the Commitment Letter); it being understood that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions. Promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Loan Documentation for purposes of executing and delivering the Loan Documentation substantially simultaneously with the consummation of the Acquisition.

CONFIDENTIAL	10

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan, New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Loan Parties, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Loan Parties in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

This paragraph and the indemnification, information, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and the provisions of Section 7 of this Commitment Letter shall remain in full force and effect regardless of whether the Loan Documentation is executed and delivered, notwithstanding the termination or expiration of this Commitment Letter or the Initial Lender’s commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the applicable provisions of the Loan Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or all or a portion of the Initial Lender’s commitments with respect to any of the Senior Facility hereunder at any time subject to the provisions of the preceding sentence so long as any such termination applies pro rata among the commitments of the Initial Lender in respect of such facility.

CONFIDENTIAL	11

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on the date that is five (5) business days after the date hereof. The Initial Lender’s commitments and the obligations of the Arranger hereunder will expire at such time in the event that we (or our legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter, the Initial Lender  agrees to hold its commitments herein with respect to the Senior Facility available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the time of the consummation of the Transactions, the valid termination of  the  Acquisition  Agreement  in accordance  with its terms, (ii) the consummation of the Acquisition with or without the funding of the Senior Facility (unless the Commitment Parties have failed to fund in breach of their obligations hereunder), (iii) 11:59 p.m., New York City time, on the date that is five (5) business days after the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof) and (iv) April 27, 2027 (such earliest time in clauses (i) through (iv), the “Expiration Date”). Upon the occurrence of the Expiration Date, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Arranger to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

CONFIDENTIAL	12

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

TPG ANGELO GORDON, as the Arranger and the Initial Lender

By	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	General Counsel

[Signature Page to Commitment Letter]

TPG Angelo Gordon 245 Park Ave New York, NY 10167 +1 (212) 692-2000 www.angelogordon.com
Accepted and agreed to as of the date first above written:

GREEN DOT OPCO, LLC

By	/s/ Bill Smith
Name: Bill Smith
Title: President

CONFIDENTIAL	EXHIBIT A
EXHIBIT A

Project Lantern
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Buyer intends to consummate the Acquisition pursuant to the Acquisition Agreement. In connection with the foregoing, it is intended that:

(a)         Smith and the Investors will, directly or indirectly, make equity contributions (the “Closing Date Equity Contribution”) to Holdings (with all contributions to Holdings to be in the form of common and/or preferred equity; provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Commitment Parties); provided further that the aggregate amount of the Closing Date Equity Contribution shall be equal to at least 27% of the sum of (1) the aggregate amount of the term loans funded on the Closing Date plus (2) the Closing Date Equity Contribution; provided further that, on the Closing Date, immediately after giving effect to the Transactions, Smith shall control the majority of the voting equity interests in Holdings.

(b)       Buyer (or, to the extent permitted under the Acquisition Agreement, Holdings or the Borrower) will consummate the Acquisition in accordance with the terms of the Acquisition Agreement.

(c)       On the Closing Date, the Borrower will obtain senior secured credit facilities in an aggregate principal amount of $515 million comprised of a senior secured term loan facility in an aggregate principal amount of $515.0 million, as more fully described in the Term Sheet.

(d)         Substantially concurrently with the initial funding of the Senior Facility, all existing 8.75% fixed rate senior notes due 2029 (the “Existing Fixed Rate Notes”) issued by the Parent pursuant to that certain Senior Note Purchase Agreement, dated as of September 6, 2024 by and among Parent and certain “qualified institutional buyers” as defined in Rule 144A under the Securities Act and certain “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act, and outstanding on the Closing Date will be refinanced or repaid in full (the “Refinancing”).

(e)         The proceeds of the Closing Date Equity Contribution, the Senior Facility funded on the Closing Date and cash on hand of the Company , if applicable, will be applied (i) to fund the consideration for the Acquisition, (ii) to consummate the Refinancing and (iii) to pay fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (including to fund any original issue discount and upfront fees), including by way of distribution of cash needed to pay such amounts (the amounts set forth in clauses (i), (ii) and (iii) above, collectively, the “Closing Date Acquisition Costs”) with any remainder to be credited to the Borrower’s account for general corporate purposes.

CONFIDENTIAL	15

CONFIDENTIAL	EXHIBIT A
The pro forma organizational structure and related capitalization table of the Loan Parties shall be as set forth in Annex I to Exhibit A.  Any deviations after the date hereof shall require the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned).

The transactions described above (including the payment of Closing Date Acquisition Costs) are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	16

CONFIDENTIAL
Annex I
to Exhibit A

See attached.

CONFIDENTIAL	17

Project Lantern Pro Forma Structure [1]

Upon Closing

Green Dot Acquisition Partners GP, LLC (DE LLC)
Limited Partners
General Partner
Management Team
Green Dot Acquisition Partners, LP (DE LP)
Green Dot Management Holdco, LLC (DE LLC)
Preferred Holder
82.5%
17.5%
Preferred Units & Warrant [2]
Profits Units
Green Dot Preferred Holdco, LLC (DE LLC)
100%
Green Dot Holdco, LLC (DE LLC)
100%
Green Dot OpCo, LLC (DE LLC)
LEGEND
U.S. income tax classification depicted herein is as follows:
Partnership for U.S. Tax
Disregarded entity for U.S. Tax
Unknown entity type
Corporation for U.S. Tax

[1] Capitalization and ownership percentages remain subject to further update.

[2] The Preferred Holder will also hold a 5.98% warrant.

Smith Ventures

Project Lantern

CapTable Summary

As of 11/06/25

Cap Table	Commitments	
	$	%
Bill Smith	$ 40,755,000	20.4%
Tenet Partners	35,000,000	17.5%
Wallace Capital	19,000,000	9.5%
Arlington PE Direct I, LLC	15,000,000	7.5%
WP Global	15,000,000	7.5%
Blake Davidson	7,800,000	3.9%
Briarcliff Holdings	6,000,000	3.0%
Claiborne Deming	5,000,000	2.5%
Glacier Holdings	5,000,000	2.5%
Opus Partners	5,000,000	2.5%
Sandy Beall	3,500,000	1.8%
Conrad Rafield	2,000,000	1.0%
Matthew Gregory	1,000,000	0.5%
All Other Commitments	4,945,000	2.5%
Common Interests	**165,000,000**	**82.5%**
Arlington Income Fund	35,000,000	17.5%
Preferred Interests	**35,000,000**	**17.5%**
Total Commitments	**$ 200,000,000**	**100.0%**

CONFIDENTIAL	EXHIBIT B

EXHIBIT B

Project Lantern
Summary of Principal Terms and Conditions

See attached.

CONFIDENTIAL	18

EXHIBIT B

Project Lantern
Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Initially, Green Dot OpCo, LLC, a Delaware limited liability company and following the consummation of the Acquisition, the Company (in such capacity, the “Borrower”).

The Borrower and the Guarantors (as defined below) are collectively referred to as “Loan Parties.”

As used herein, “Holdings” is a reference to the immediate parent company of the Borrower (after giving effect to the Transactions).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:
Alter Domus US LLC will act as sole and exclusive administrative agent and collateral agent for the Term Loan Facility (in such capacity, the “Administrative Agent”) for a group of financial institutions and other entities acceptable to the Lead Arranger (as defined below) and which group will not include any Disqualified Institutions (together with the Initial Lenders, the “Lenders”).

Lenders:	Funds and accounts managed or advised by Angelo, Gordon & Co., L.P. (“TPG”).

Facility:
A senior secured first lien term loan facility (the “Term Loan Facility” or “Senior Facility”) in an aggregate principal amount of $515.0 million (the loans thereunder, collectively, the “Term Loans”) available in U.S. Dollars on the terms and conditions set forth herein;

Purpose:
The proceeds of the Term Loan Facility will be made available on the Closing Date to fund the Closing Date Acquisition Costs with any remainder to be credited to the Borrower’s account for general corporate purposes.

1 All capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit B will be determined by reference to the context in which it is used. In the event that any such capitalized term used in this Exhibit B is not defined in this Exhibit B or otherwise in the Commitment Letter, such term as used in this Exhibit B shall have meanings no less favorable than the meanings assigned to such term (or similar term) in the Specified Precedent as modified by the Documentation Principles.

Documentation Principles:
The definitive documentation with respect to the Senior Facility (the “Loan Documentation”) will be initially prepared by counsel to the Lender and (a) will be based upon the Project Monarch credit agreement precedent proposed by Lenders’ counsel and related loan documentation (the “Specified Precedent”), (b) will include such modifications as are necessary to reflect the specific terms set forth in the Commitment Letter (including all exhibits and annexes) and the Fee Letter, and other modifications to reflect the nature of the business of the Borrower and the transaction (c) will include appropriate modifications to reflect changes in law or accounting standards since the date of such precedents (together with the attached annexes), and (d) except as provided herein and except to the extent the same would contravene any provision hereof, will include appropriate modifications to accommodate the customary operational and agency provisions of the Administrative Agent to the extent reasonably satisfactory to the Administrative Agent and the Borrower (collectively, the “Documentation Principles”). Consolidated EBITDA of the Borrower and its Subsidiaries shall be determined based on the most recent period of four consecutive quarters for which financial statements have been, or are required to be, delivered under the Loan Documentation (or, in the case of the fourth quarter of any fiscal year, in the event that the Borrower elects, in its sole discretion, to deliver unaudited quarterly financial statements for such fiscal quarter, the date on which such unaudited financial statements are delivered), or, in the event the Borrower elects, such earlier financial statements of twelve consecutive months that are internally available to the Borrower and furnished to the Administrative Agent (a “Test Period”).

The “QoE Report” means the quality of earnings report previously provided to the Lead Arranger on November 7, 2025.

“Consolidated EBITDA” shall be defined in a manner consistent with Annex II attached hereto (the “Certain Terms Grid”).

Notwithstanding the above, Consolidated EBITDA for each of the four fiscal quarters most recently ended prior to the Closing Date shall be deemed to be the amount agreed by the parties to be set forth in the Loan Documentation, in each case subject to pro forma adjustments for transactions occurring after the Closing Date.

Availability:	The Term Loans will be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Incremental Facilities:
The Loan Documentation will permit the Borrower and any other Loan Party (or subsidiary that at the time of the establishment or incurrence of the applicable Incremental Term Loan Facility becomes a Loan Party) (an “Incremental First Lien Borrower”) from time to time, on one or more occasions, to add one or more incremental term loan facilities and/or to increase the commitments under any existing Term Loan Facility (each, an “Incremental Term Loan Facility” and, collectively, the “Incremental Term Loan Facilities”) in a principal amount at the time such amount is incurred equal to (i) the greater of (A) $50 million and (B) 25% of Consolidated EBITDA, calculated on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Principles) after giving effect to any acquisition or other transaction consummated in connection therewith (the “Available Incremental Facility Amount”).

The availability of the Incremental Term Loan Facilities will be subject solely to the following terms and conditions: (a) no existing Lender will be required to participate in any Incremental Term Loan Facility without its consent; (b) no Event of Default (as defined below) under the Term Loan Facility shall have occurred and be continuing or would exist immediately after giving effect thereto; (c) such Incremental Term Loan Facility may, at the discretion of the Borrower, (i) rank pari passu in right of payment with the Term Loan Facility, (ii) be subordinated in right of payment to the Term Loan Facility, (iii) be secured on a pari passu basis with the Term Loan Facility, (iv) be secured on a junior basis to the Term Loan Facility, or (v) be unsecured; (d) the maturity date and the weighted average maturity of such Incremental Term Loan Facility may be no earlier, or shorter, as the case may be, than the maturity date or the weighted average maturity, as applicable, of the Term Loan Facility (subject to exceptions for customary bridge financings); (e) subject to clause (d) above, the amortization schedules applicable to such Incremental Term Loan Facility will be as determined by the Borrower and the lenders providing such Incremental Term Loan Facility; (f) any fees payable in connection with such Incremental Term Loan Facility will be determined by the Borrower and the arrangers and/or lenders providing such Incremental Term Loan Facility; (g) such Incremental Term Loan Facility may provide (A) in the case of any mandatory prepayments of the Term Loans, for the ability to participate on a pro rata basis or less than pro rata basis with any pari passu indebtedness and (B) in the case of any voluntary prepayments of the Term Loans, for the ability to participate on a pro rata basis, less than pro rata basis or greater than pro rata basis with any indebtedness; provided that the Borrower shall be permitted to voluntarily prepay any class of term loans on a greater than pro rata basis as compared to any other class of term loans with a later maturity date than such class; (h) no Incremental Term Loan Facility may (i) be guaranteed by any Subsidiary of the Borrower that is not a Loan Party under the Term Loan Facility or (ii) be secured by assets not constituting Collateral; (i) the currency, interest rate, upfront fees and original issue discount for any Incremental Term Loan Facility will be as determined by the Borrower and the lenders providing such Incremental Term Loan Facility; provided that, solely in the case of any floating rate cash pay term “B” Incremental Term Loan Facility denominated in U.S. Dollars that is pari passu in right of payment and security with the Term Loan Facility if the “effective” yield thereof (in each case, (x) taking into account OID and upfront fees, which will be deemed to constitute like amounts of OID, being equated to interest rate margins based on an assumed four-year life to maturity, and all other fees, (y) excluding the effect of any other arrangement, structuring, syndication, amendment consent or other fees payable in connection therewith that are not shared with all providers of such financing and (z) excluding the effect of any fluctuations in SOFR or any other applicable base rate) on any such Incremental Term Loan Facility secured equally and ratably with the Term Loan Facility denominated in the same currency as such Incremental Term Loan Facility (the “Incremental Margin”) exceed the “effective” yield on the Term Loan Facility denominated in the same currency as such Incremental Term Loan Facility, by more than 50 basis points, then the interest margins for such Term Loans incurred under the Term Loan Facility denominated in the same currency as such Incremental Term Loan Facility will automatically be increased to a level such that the yield on such Term Loans will be 50 basis points below the Incremental Margin (the “MFN Provision”); and (j) with respect to any Incremental Term Loan Facility, except as otherwise provided in clauses (a) through (i), all other terms of such Incremental Term Loan Facility, if not consistent with the terms of the existing Term Loan Facility (as reasonably determined by the Borrower), will be as agreed between the Borrower and the lenders providing such Incremental Term Loan Facility, but no more restrictive than the Term Loan Facility.

The Borrower may seek commitments in respect of the Incremental Term Loan Facilities from existing Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith; provided that the consent of the Administrative Agent will be required with respect to any such additional lender if such consent would be required under the caption “Assignments and Participations” for an assignment to such additional lender.

The proceeds of Incremental Term Loan Facilities may be used for general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by the Loan Documentation.

The Loan Documentation will be amended to give effect to any Incremental Term Loan Facility by documentation executed by the Lender or Lenders (or such other persons) making the commitments with respect thereto, the Administrative Agent and the Borrower and without the consent of any other existing Lender, including such amendments as may be necessary or advisable to have such facility fungible with the other applicable Facilities.

Interest Rate and Fees:	Set forth in Annex I to this Exhibit B.

Default Rate:
Upon the occurrence and during the continuance of a Specified Event of Default (as defined below), all overdue principal amounts will bear interest at the applicable interest rate plus 2.00% per annum, and overdue interest and fees shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to this Exhibit B) plus 2.00%, and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

Final Maturity and Amortization:	The Term Loan Facility will mature on the date that is five years after the Closing Date. No amortization or mandatory commitment reduction will be required with respect to the Term Loan Facility.

Ancillary Facilities:	The Loan Documentation shall contain ancillary facility provisions consistent with the Documentation Principles.

Guarantees:
Subject to the Closing Date Certain Funds Provisions, all obligations of the Borrower under the Term Loan Facility and, to the extent designated by the Borrower, any interest rate protection or other swap or hedging agreements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) or cash management arrangements, in each case, among any Loan Parties or any of their respective subsidiaries and any other person (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (subject, in each case, to permitted liens) (the “Guarantees”) by Holdings, the Borrower (other than with respect to its primary obligations) and each other existing and subsequently acquired, including by division, or organized direct or indirect wholly owned Subsidiary of Borrower and (at the election of the Borrower, in its sole discretion) any Discretionary Guarantor (as defined below) (collectively, the “Guarantors”); provided that the Guarantors will not include (unless otherwise agreed by the Borrower) (each entity, an “Excluded Subsidiary”) (a) any Immaterial Subsidiary (as defined below) other than, at the option of the Borrower, any Immaterial Subsidiary of the Borrower that is designated as a Guarantor, (b) any subsidiary that is prohibited or restricted, but only so long as such subsidiary is prohibited or restricted, by applicable law, rule or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such subsidiary is acquired, including by division, or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of or in anticipation of such acquisition) from guaranteeing the Term Loan Facility or that would require governmental or regulatory consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) (i) any controlled foreign corporation within the meaning of Section 957 of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”) and the regulations promulgated thereunder (a “CFC”), (ii) any direct or indirect subsidiary of a CFC and (iii) any subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes the assets of which consist of equity (or equity and indebtedness) of one or more CFCs (each entity described in this clause (c), an “Excluded Tax Subsidiary”), (d) special purpose entities, if any, in connection with permitted securitization facilities, (e) not-for-profit subsidiaries, if any, (f) captive insurance companies, if any, (g) any subsidiary for which the provision of a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, (h) any acquired Subsidiary, the purchase of which is financed with indebtedness permitted to be incurred pursuant to the Loan Documentation as assumed indebtedness and any Subsidiary thereof that guarantees such indebtedness, in each case to the extent such indebtedness prohibits or therein prevents such Subsidiary from becoming a Guarantor and such prohibition or prevention was not entered into in contemplation of such acquisition, (i) any subsidiary of any non-wholly owned direct or indirect subsidiary of the Borrower or (j) other exceptions consistent with the Documentation Principles or as may otherwise be agreed. Notwithstanding the above, the Borrower, in its sole discretion, may elect to cause (A) one or more Excluded Subsidiaries and/or parent entities organized in an Approved Guarantor Jurisdiction (to be defined in a manner to be agreed) or a jurisdiction reasonably acceptable to the Administrative Agent to become a Guarantor (any such person, a “Discretionary Guarantor”), and (B) any Guarantor that is or becomes an Excluded Subsidiary (including any Discretionary Guarantor) as a result of a transaction not prohibited by the Loan Documentation or a change in law may, upon the request of the Borrower, be released from its Guarantee.

Notwithstanding the foregoing, Subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of providing such a Guarantee is excessive in relation to the value afforded thereby.

“Immaterial Subsidiary” means any Subsidiary (other than the Borrower) (I) that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered, have (A) the earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA but on an unconsolidated basis) with a value in excess of 2.5% of the Consolidated EBITDA of Borrower and its Subsidiaries on a consolidated basis as of such date or (B) consolidated total assets with a value in excess of 2.5% of the consolidated total assets of Borrower and its Subsidiaries on a consolidated basis as of such date (in each case, excluding goodwill, intra-group items and investments in subsidiaries) and (b) taken together with all Immaterial Subsidiaries designated pursuant to the preceding clause (a), as of the last day of the fiscal quarter of Borrower most recently ended for which financial statements are available, did not have the (A) earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) in excess of 5% of Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of such date or (B) consolidated total assets with a value in excess of 5% of the consolidated total assets of Borrower and its Subsidiaries on a consolidated basis as of such date (in each case, excluding goodwill, intra-group items and investments in subsidiaries) (for purposes of this definition, Consolidated EBITDA of the Borrower shall disregard (x) any material subsidiary generating negative earnings before interest, tax, depreciation and amortization and (y) the earnings before interest, tax, depreciation and amortization of any Excluded Subsidiaries).

The Loan Documentation shall provide that no Guarantor shall automatically be released and no liens on Collateral of such Guarantor shall automatically be released solely as a result of such Guarantor ceasing to be a wholly-owned subsidiary of the Borrower.

Security:
Subject to the limitations set forth below and subject to the Closing Date Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the Term Loan Facility will be secured by a first priority security interest (subject to permitted liens) in substantially all assets of the Loan Parties (including, without limitation, a pledge of 100% of the capital stock of the Borrower and a pledge of the capital stock of each Loan Party’s direct wholly owned subsidiaries) (the “Collateral”).

Notwithstanding anything to the contrary, the Collateral will exclude the following: (a) all leasehold real property interests, (b) if any, all fee-owned real property interests not exceeding a threshold to be agreed (it being understood the Loan Parties will not own any real property at closing), (c) margin stock, (d) security interests to the extent the same would result in materially adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Borrower, (e) any property and assets the pledge of which would require governmental consent, approval, license or authorization which has not been obtained, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (f) any governmental licenses or state or local franchises, charters and authorizations which are not permitted to be pledged under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (g) any “intent-to-use” trademark applications or “intent-to-use” service mark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law, (h) any escrow, fiduciary, payroll, employee wage, employee benefit, tax, sales tax and/or trust account, any cash collateral account and any cash and cash equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC financing statement or automatically in accordance with the Uniform Commercial Code), (i) any asset of a subsidiary acquired by Holdings or any Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed indebtedness permitted by the Loan Documentation to the extent (and for so long as) the documentation governing the applicable assumed indebtedness prohibits such asset from being pledged to secure the Term Loan Facility and the relevant prohibition was not implemented in contemplation of the applicable acquisition, (j) vehicles and any other assets subject to certificates of title; (k) commercial tort claims not exceeding a threshold to be agreed; (l) letter of credit rights except to the extent a security interest therein may be perfected by a UCC financing statement and (p) other exceptions that may be otherwise agreed (collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary contained herein, (a) neither the Borrower nor the Guarantors will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Administrative Agent in consultation with the Borrower or (ii) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger termination of any contract pursuant to any “change of control” or similar provision, in each case, after giving effect to any applicable provisions of the Uniform Commercial Code or other applicable law and (b) (i) with respect to any Loan Party organized in the United States (including its equity interests and assets), no actions will be required outside of the United States in order to create or perfect any security interest in any assets and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required and (ii) with respect to a foreign subsidiary that is, at the option of the Borrower (in its sole discretion), a Guarantor (including its equity interests and assets), no actions will be required outside of the jurisdiction of its organization in order to create or perfect any security interest in any assets and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required.

Mandatory Prepayments:	Mandatory prepayments with respect to the Term Loan Facility shall be limited to the following, in addition to any set forth in the Certain Terms Grid:

(a)         100% of the Net Cash Proceeds (to be defined in a manner consistent with the Documentation Principles), in excess of the greater of (x) $5 million in the aggregate (the “Asset Sale De Minimis Amount”) of non-ordinary course Asset Sales by the Borrower and its Subsidiaries pursuant to the General Asset Sale Basket (as described in Annex II to this Exhibit B), subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 6 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 6 months after the expiration of such initial 6-month period.

(b) 100% of the Net Cash Proceeds of issuances of debt obligations of the Borrower and its Subsidiaries after the Closing Date (other than debt permitted under the Loan Documentation);

Mandatory prepayments will be applied, without premium or penalty, among the tranches as directed by the Borrower (or, in the case of no direction, pro rata among the tranches) and within a tranche in relation to interest periods and/or amortization as directed by the Borrower (and absent such direction, in direct order of maturity thereof);

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower (any amounts retained by the Borrower, the “Declined Amounts”).

Voluntary Prepayments and Commitment Reductions:
Voluntary prepayments of the Term Loan Facility incurred or established on the Closing Date (including any mandatory assignments as a result of utilizing the “yank-a-bank” provisions), mandatory prepayments of the Term Loan Facility incurred or established on the Closing Date from the incurrence of non-permitted indebtedness or from any Refinancing Facility of the Term Loan Facility incurred or established on the Closing Date or in connection with any acceleration of the obligations under the Term Loan Facility following an Event of Default (including automatic acceleration upon any bankruptcy filing or other insolvency Event of Default) will be subject to the premiums set forth in the Certain Terms Grid.

As used herein:

“Change of Control” will be defined as (i) at any time, Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issues and outstanding Equity Interests of the Borrower or (ii) at any time the Permitted Holders (as defined below), taken together, cease to beneficially own, directly or indirectly, voting stock representing 50.1% or more of the aggregate ordinary voting power and economic interest represented by the issued and outstanding equity interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested and excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Permitted Holders” will be defined to include (a) the Investors, (b) the management of the Borrower (including their trusts and their controlled entities) and (c) any person or entity with which the Investors and management of the Borrower form a “group” (within the meaning of federal securities laws) so long as, in the case of this clause (c), the Investors beneficially own more than 50% of the relevant voting stock beneficially owned by such group.

Representations and Warranties:
Subject to the Closing Date Certain Funds Provisions, limited to the following (to be applicable to Holdings (solely as it relates to its organizational status and good standing, power and authority, execution, delivery and enforceability of its guarantee and its pledge of equity interests of the Borrower, no conflicts and material compliance with laws), the Borrower and its Subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed or otherwise set forth on a disclosure schedule included in the Loan Documentation containing customary factual items): organizational status and good standing; power and authority, execution, delivery and enforceability of Loan Documentation; with respect to Loan Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with law (including anti-money laundering, anti-terrorism and sanctions laws including PATRIOT Act and OFAC applicable to the Borrower and its Subsidiaries (“AML and Sanctions Laws”), and anti-corruption laws including the Foreign Corrupt Practice Act applicable to the Borrower and its Subsidiaries (“Anti-Corruption Laws”)); Investment Company Act; no material litigation; margin regulations; material governmental approvals; after the Closing Date, no Material Adverse Effect (as defined below) since the Closing Date; materially accurate and complete disclosure in all material respects; taxes; ERISA; equity interest and ownership of subsidiaries as of the Closing Date; intellectual property; environmental laws; use of proceeds; ownership of properties; subject to the Closing Date Certain Funds Provisions and the restrictions described under the caption “Security,” creation, validity and perfection of liens and other security interests (subject to the permitted liens); and consolidated Closing Date solvency of the Borrower and its subsidiaries (which representation shall be satisfied by the delivery of a solvency certificate in the form attached as Annex I to Exhibit C).

“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, condition (financial or otherwise) or results of operations, in each case, of the Borrower and its Subsidiaries (taken as a whole) or (b) the material rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documentation.

Conditions to Initial Borrowings:
The availability of borrowings under the Term Loan Facility on the Closing Date will be subject solely to the applicable conditions set forth in Section 5 (including by reference to Exhibit C) of the Commitment Letter.

Affirmative Covenants:
Limited to the following (to be applicable to the Borrower and its Subsidiaries only (and, in the case of Holdings, maintenance of existence, maintenance of books and records, inspection rights, payment of taxes, compliance with laws and further assurances) and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications to be agreed): delivery of (i) commencing with the first fiscal year ended after the Closing Date, within 150 days of such fiscal year end, and within 120 days of fiscal year end for each fiscal year thereafter, annual audited consolidated financial statements (it being understood and agreed that the annual financial statements and/or opinion for the fiscal year ending December 31, 2025 may, at the option of the Borrower, be bifurcated between the periods before and after the Closing Date (and the periods before the Closing Date shall be limited to the entities acquired pursuant to the Acquisition Agreement (and their direct or indirect parent entities))), (ii) commencing with the first full fiscal quarter ended after the Closing Date, within 60 days of the fiscal quarter end for the first three full fiscal quarters ended after the Closing Date (other than the last fiscal quarter in any fiscal year) and within 45 days of the end of the first three fiscal quarters of each fiscal year ended thereafter, quarterly unaudited consolidated financial statements, and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any “going concern” qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date of the Term Loan Facility)) and (iii) delivery of and compliance with the “Additional Reporting” set forth below; annual budget reports in the form customarily prepared by the Borrower (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); to the extent reasonably requested by the Administrative Agent following the delivery (or, if later, the required delivery) of the annual and quarterly financial statements, a conference call with the lenders at a time that is selected by the Borrower and is reasonably acceptable to the Administrative Agent; notices of knowledge of Defaults and Events of Default, ERISA events and litigation that would reasonably be expected to result in a Material Adverse Effect; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence; visitation rights upon reasonable prior notice; maintenance of books and records; payment of material taxes; compliance with laws and regulations (including ERISA, environmental, Anti-Corruption Laws, and AML and Sanctions Laws); additional Guarantors and Collateral (subject to limitations set forth under the caption “Security”) use of proceeds; further assurances on collateral matters; and the ability for TPG to appoint two board observers to attend all meetings of the Board of Directors in a non-voting capacity.

Additional Reporting:
Within 5 business days of providing quarterly or annual financials, Borrower must:

•      Host a lender call with respect to such financials, with time allotted for Q&A
•      Respond to any reasonable diligence requests from TPG
•    Prepare and deliver a lender presentation that runs through the key business updates, operations, financials results, and key performance indicators, which shall be consistent with current public reporting of Green Dot Corporation, and in addition to those metrics must include the following:
o     Retail: Net interchange revenue, churn, direct deposit actives, non-direct deposit actives
o     Direct: Net interchange revenue, churn, direct deposit actives, non-direct deposit actives
o   BaaS: Net interchange revenue, churn, direct deposit actives, non-direct deposit actives, probability weighted sales pipeline
o     PayCard: Net interchange revenue, churn, direct deposit actives, non-direct deposit actives
o     Money Processing: Total ACH units, wires sent (units), wires received (units)
o     Tax: Tax professional total refunds, franchise total refunds, DIY total refunds
o   Other KPIs: Largest banking partner deposits, overdraft fee revenues, interest share (w/ calculation breakdown), brand incentive proceeds, MSA costs (w/ calculation breakdown)

Borrower must also provide TPG’s board observers, at the same time as the Board of Directors, all materials and information shared with the Board of Directors in connection with any meeting or written action, including notices, presentations, and other relevant documents, subject to customary carve-outs for actual or potential conflicts of interest and attorney-client (or similar) privilege.

Negative Covenants:
Limited to the following and subject, in each case, to exceptions, qualifications, materiality thresholds and baskets as set forth in the Certain Terms Grid and other exceptions, qualifications, materiality thresholds and baskets consistent with the Documentation Principles, and as may otherwise be agreed upon:

• Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, incur, create or assume any Indebtedness.

• Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or assume any Lien on any of its property or assets securing Indebtedness.

• Investments. The Borrower will not, nor will it permit any of its Subsidiaries to make any Investment.

•     Mergers, Consolidations, Sales of Assets and Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (determined on a consolidated basis for the Borrower and its Subsidiaries), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person.

• Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, make any Restricted Payments.

•     Limitation on Payments of Indebtedness; etc. The Borrower will not, nor will it permit any of its Subsidiaries to make any cash payment or other distribution in cash or otherwise (other than regularly scheduled interest and principal payments) in respect of any indebtedness that is unsecured, contractually subordinated in right of payment to the Term Loan Facility established on the Closing Date, or secured on a junior basis to the Term Loan Facility established on the Closing Date (“Junior Financing”) (it being agreed that exchange offers will be permitted on terms to be agreed), or (b) permit any subsidiary that is Loan Party (such subsidiary, a “Material Subsidiary”) to enter into any agreement or instrument that by its terms restricts the granting of Liens by such Subsidiary pursuant to the Security Documents.

•     Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in any transaction involving aggregate consideration in excess of the greater of (A) $2.5 million and (B) 5% of Consolidated EBITDA.

•     Passive Holding Company. Applicable solely to Holdings, a passive holding company covenant that will prohibit Holdings from (i) creating or suffering to exist any lien on any property and/or asset thereof or (ii) consolidating with, or merging with or into, or conveying, selling or otherwise transferring all or substantially all of its assets to, any other person, in each case, subject to customary exceptions to be agreed.

•     The Borrower may classify, and may later reclassify, amounts used, made or incurred under any basket within a specific covenant to another basket within such covenant, but may not reclassify amounts used, made or incurred under any basket within a specific covenant to any basket under another covenant.

Financial Covenant:
The Term Loan Facility shall contain all of the financial covenants set forth in the Certain Terms Grid (collectively, the “Financial Covenants”).

For purposes of determining compliance with the Financial Covenants, any sale of or contribution to equity (which equity shall be common equity on terms and conditions reasonably acceptable to the Administrative Agent) of the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter (or, in the case of the last fiscal quarter in a fiscal year, such fiscal year) will, at the request of the Borrower, (I) be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter or (II) reduce Consolidated Total Debt (including through cash netting) for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA or used to reduce Consolidated Total Debt, a “Specified Equity Contribution”), provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters and no more than five Specified Equity Contributions may be made during the term of the Facility, (b) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or baskets with respect to the covenants contained in the Loan Documentation, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant and (d) in the case of clause (I) above, there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant in respect of the relevant fiscal quarter for which the Specified Equity Contribution was made. The Loan Documentation will contain a standstill provision with regard to exercise of remedies during the period in which any Specified Equity Contribution may be made (regardless of whether the Borrower has confirmed in writing that it does not intend to provide such a Specified Equity Contribution).

Events of Default:
Consistent with the Documentation Principles (collectively, “Events of Default” and each, an “Event of Default”); provided that the threshold for cross-defaults will be set at a principal amount of other indebtedness of the Borrower and its Subsidiaries and the threshold for monetary judgments will be set at the amount set forth in Annex II to this Exhibit B.

No Event of Default shall arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Assignments and Participations:
After the Closing Date, the Lenders will be permitted to assign loans under the Facility with the consent of the Borrower and the Administrative Agent (in each case, not to be unreasonably withheld, delayed or conditioned); provided that (i) no consent of the Borrower will be required (A) (x) in respect of the Term Loans, if such assignment is made to another Lender, and (y) with respect to any assignment if such assignment is to an affiliate or an approved fund of the assigning Lender or (B) after the occurrence and during the continuance of a Specified Event of Default (with respect to the Borrower); (ii) the Borrower will be deemed to have consented to an assignment of Term Loans if the Borrower has not responded within 15 business days after having received written notice thereof from the Administrative Agent and (iii) no consent of the Administrative Agent (provided that an acknowledgement of the Administrative Agent shall still be required, but shall be deemed to be given 5 business days after receipt of the applicable assignment documentation) will be required with respect to any assignment if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund of a Lender or, Affiliated Lenders, Debt Fund Affiliates or Holdings and its Subsidiaries;

The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).

Subject to the above, the Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law and consistent with the Documentation Principles (other than to Disqualified Institutions or as otherwise provided above).

Assignments of Term Loans (and loans under any Incremental Term Loan Facilities) to, and purchases by, Holdings, the Borrower and its subsidiaries will be permitted without any consent, including, without limitation, through Dutch auctions so long as (a) no Specified Event of Default has occurred and is continuing and (b) the loans purchased are immediately cancelled; provided that there shall be no requirement for Holdings or any of its subsidiaries to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary thereof and/or any of their respective securities.

Assignments of Term Loans (or loans under any Incremental Term Loan Facilities) to the Sponsor and its affiliates (other than Holdings, the Borrower and its subsidiaries, each, an “Affiliated Lender”) will be permitted through Dutch auctions open to all Lenders on a pro rata basis subject to the following limitations:

(a)       Affiliated Lenders will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent or receive information provided solely to the Lenders by the Administrative Agent or any Lender under the Loan Documentation;

(b)        for purposes of any amendment, waiver or modification of the Loan Documentation that does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

(c)          the aggregate principal amount of loans under the Term Loan Facility (and loans under any Incremental Term Loan Facilities) assigned to or purchased by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all such loans of all Lenders outstanding at the time of assignment or purchase; and

(d)          no Affiliated Lender will be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of material non-public information with respect to the Borrower and/or any subsidiary thereof and/or any of their respective securities.

Notwithstanding anything to the contrary contained herein, Debt Fund Affiliates will not be subject to the foregoing limitations and will be entitled to vote as if they were Lenders; provided that all loans held by Debt Fund Affiliates may not account for more than 30.0% of the loans of consenting Lenders included in determining whether Required Lenders have consented to any amendment, modification, waiver or any other action with respect to any of the terms of, or otherwise have acted on any manner with respect to, the Loan Documentation.

The Loan Documentation will permit (but not require) Affiliated Lenders to contribute any Term Loans acquired to Holdings or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity or the Borrower at such time.

“Debt Fund Affiliate” means (a) any affiliate of the Sponsor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments, (b) any affiliate, division or internal group of a Permitted Investor (as defined below) that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course, and (c) any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) or a division or internal group within a Permitted Investor that is not organized or used primarily for the purpose of making equity investments, in each case, in the case of clauses (a), (b) and (c) with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Permitted Investors” means (a) the Investors, (b) its affiliates and investment managers, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Holdings or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (e) investment vehicles of members of management of Holdings or the Borrower or any parent entity of the foregoing that invest in, acquire or trade commercial loans but excluding natural persons.

Voting:
Amendments and waivers of the Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Loan Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders) will be required with respect to: (A) increases in or extensions of the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any commitment); (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a reduction in principal), interest (other than a waiver of default interest or a default waiver or change to a financial ratio) or fees; (C) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, the date for payment of any interest or fees or the final maturity date), (D) with respect to (I) modifications to any of the voting percentages and (II) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Guarantor or any other transaction permitted by the Loan Documentation), (E) any modification to the pro rata sharing of payments or waterfall provisions, and (F) any amendment resulting in the contractual subordination of the liens on all or substantially all of the Collateral to any other lien on such Collateral securing any other indebtedness for borrowed money, other than (A) any “debtor-in-possession” facility, (B) any indebtedness that is permitted as of the Closing Date to be secured by liens on the Collateral on a senior basis to the liens securing the Term Loan Facility or (C) any other Indebtedness, so long as such indebtedness is offered ratably to all relevant Lenders on substantially similar terms and conditions (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) and such Lenders are afforded a reasonable opportunity to participate, (ii) the consent of the Administrative Agent will be required for any amendment that modifies agency specific provisions, (iii) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will, at the option of the Borrower, require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders and (iv) the consent of the Administrative Agent (but not the Required Lenders or any other Lender or group of Lenders) will be required to effectuate any amendment to the Loan Documentation that adds one or more provisions to the Loan Documentation that are, in the reasonable judgment of the Administrative Agent, more favorable to the Lenders or any group of Lenders.

Defaulting Lender Provisions:
Provisions substantially consistent with, and in any event no less favorable to the Borrower than, the Specified Precedent provisions addressing the failure of a Lender to fund when required, a Lender becoming the subject of an insolvency event or similar events affecting such Lender’s ability to perform its obligations under the Term Loan Facility, including forfeiture (or reallocation) of commitment fees and voting rights.

Cost and Yield Protection:
Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy and liquidity requirements, and increased costs due to changes in law or regulation after the date of the Term Loan Facility or, if later, the date on which the applicable Lender became a Lender. Payments to be made free and clear of taxes (subject to customary limitations and exceptions, including for withholding under FATCA). Customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III will be included.

Expenses and Indemnification:
Customary for transactions of this type and consistent, where applicable, with the corresponding provisions of the Commitment Letter and no less favorable to the Borrower than the corresponding provisions of the Specified Precedent.

Governing Law and Forum:	New York;

Counsel to the Lenders:	Paul Hastings LLP

ANNEX I to
EXHIBIT B

Interest Rates:	With respect to Loans denominated in U.S. Dollars, at the option of the Borrower, (i) Adjusted Term SOFR plus the Applicable Margin or (ii) ABR plus the Applicable Margin.

“Applicable Margin” means with respect to the Term Loan Facility, 675 basis points per annum in the case of ABR Loans and 775 basis points per annum in the case of SOFR Loans.

The Borrower may elect interest periods of one, three or six months (or, if agreed by all relevant Lenders, a shorter period) for Adjusted Term SOFR borrowings or such other periods as agreed to by the Administrative Agent to facilitate that alignment of interest payments with other borrowings under the Term Loan Facility or the end of a fiscal or calendar period.

Interest on any Loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed): provided that interest on ABR loans, when based on the prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case, calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted Term SOFR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Adjusted Term SOFR:
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to the greater of (a) Term SOFR and (b) 2.50%. For the avoidance of doubt, there shall be no credit spread adjustment with respect to Adjusted Term SOFR.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means Loans bearing interest based upon the Adjusted Term SOFR.

“Term SOFR” means:

(a)          for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (to be defined in the Loan Documentation) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

Annex I-B-1

(b)          for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Loan Documentation shall include replacement rate provisions consistent with the Specified Precedent with modifications as necessary to reflect that Loans denominated in U.S. Dollars may bear interest by reference to Adjusted Term SOFR on the Closing Date.

ABR:
“ABR” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR. ABR Loans will be made available on same day notice.

Annex I-B-2

ANNEX II

(See attached)

Annex I-C-1

ANNEX II to
EXHIBIT B

Certain Economic Terms, Negative Covenant Baskets, Etc.

	Item	Term
A. Certain Economic / Collateral Terms
1.	Interest Rate	SOFR + 7.75% (with a 2.5% SOFR floor all on a cash-pay basis)
2.	Amortization	None.
3.	Excess Cash Flow Sweep
Months 0-18:  None

After month 18: All Excess Free Cash Flow shall be used to prepay the Term Loans at par, until the aggregate outstanding principal amount thereon is less than or equal to $475mm (such amounts, the “Specified Paydown Amounts”).

“Excess Free Cash Flow” means, for any fiscal period, the sum of (i) cash flow after investing activities for such period, plus (ii) the amount of unrestricted cash and cash equivalents at the beginning of such period in excess of thirty million dollars ($30,000,000).

4.	Call Protection
Month 0-18 Non-Call
Months 19-24: 103%
Months 25-36: 101%
After month 36: Par

Notwithstanding the above, from months 0-24, in addition to the Specified Payment Amounts, the Borrower shall have the option to prepay the Terms Loans with Excess Free Cash Flow at 102% up to a principal amount equal to $75 million.

5.	Collateral/Guarantees
The Obligations shall be secured by a perfected first-priority lien on all assets of the Borrower and its subsidiaries and a pledge in the equity interests of Borrower by Holdco/Smith Ventures.

Holdings and all existing subsidiaries of the Borrower to be Guarantors as of the Closing Date.

Definitive documentation to permit formation of an excluded subsidiary/ non-Loan Party SPV solely for purposes of the Warehouse Facility (Credit Products), more fully described below.

B. Financial Covenants and Matters
6.	Minimum Liquidity
$30 million at closing and at all times thereafter

“Liquidity” means, the sum of (i) any available amount under any revolving credit facility and any delayed draw term loan facility, plus (ii) the amount of unrestricted cash and cash equivalents in controlled deposit accounts, ending on such date.

	Item	Term
7.	Maximum Net Leverage Ratio
Months 0-18: No Testing
Months 18-24: 5.0x
After month 24: 4.5x

“Net Leverage” means, as of the last day of any fiscal period, the ratio of (i) the aggregate principal amount of indebtedness outstanding as of such date minus the amount of unrestricted cash and cash equivalents in excess of thirty million dollars ($30,000,000) as of such date, to (ii) LTM Adjusted EBITDA for such period, where “LTM” refers to the twelve (12) consecutive month period ending on such date.

For purposes of financial covenant calculations and the definition of consolidated total debt (or similar defined term in the Facilities Documentation), the Warehouse Facility (Credit Products) and other securitizations described in item 30, below, shall not constitute indebtedness.

8.	Minimum Interest Coverage Ratio
Months 0-18: 1.25x
After month 18: 1.75x

“Interest Coverage” means, as of the last day of any fiscal period, the ratio of (i) LTM Adjusted EBITDA to (ii) LTM Interest Expense, where “LTM” refers to the twelve (12) consecutive month period ending on such date.

9.	Assumed Closing Date EBITDA	$150 million
10.	Closing Date Net Leverage	4.5x
11.	Consolidated EBITDA
(a)  Expected Cost Savings: Addback for expected, pro-forma  cost savings, operating expense reductions and cost synergies which result from operating improvements, restructurings, cost savings and similar initiatives, acquisitions and other specified transactions, actions or events, in each case, identifiable, projected in good faith by Borrower to result from actions taken within 12 months thereafter (net of actual amounts realized).

(b) One-Time Events:  Addback for any non-recurring expense, charge, cost or losses in connection with any single or one-time event.

(c)  QoE Adjustments:  Addbacks reflected in the financial model and QoE report delivered in connection with the Transaction and in other QoEs prepared by a “big-four” accounting firm reasonably acceptable to the Administrative Agent.

(d)  Shared EBITDA Cap: 20% cap on addbacks described in clauses (a)-(b), calculated after giving effect to all addbacks and adjustments.

C. Indebtedness
12.	Available RP Capacity Basket used for Debt	Greater of $30 million and 20% of Consolidated EBITDA
13.	Available RDP Capacity Basket used for Debt	Greater of $30 million and 20% of Consolidated EBITDA
14.	Purchase Money / Capitalized Lease Obligations Basket	Greater of $10 million and 7% of Consolidated EBITDA
15.	General Debt Basket	Greater of $50 million and 20% of Consolidated EBITDA

Annex II-2

	Item	Term
16.	Incurred/Assumed Acquisition Debt
Unlimited indebtedness may be incurred or assumed in connection with a Permitted Acquisition, so long as, (x) all acquired entities become Loan Parties or acquired assets are acquired by Loan Parties, (y) the aggregate principal amount of debt incurred shall not result in pro forma Net Leverage being greater than 4.50 to 1 and (z) such debt and related liens shall be pari or junior to the liens securing the Facilities.

Acquisition Debt will be subject to the MFN Provisions to the extent provided by the terms thereof as if such Acquisition Debt was an Incremental Term Loan Facility

17.	Joint Venture Debt Basket	Up to $25 million
18.	Revolving Credit Facility
A super-priority cash-flow revolving credit facility in an aggregate principal committed amount not to exceed $30 million, subject to an intercreditor agreement satisfactory to the Required Lenders, to be entered into post-closing with a money-center financial institution on market terms (including, without limitation, no call protection or immediate cash-dominion).

19.	Debt Existing on the Closing Date
Permitted without restriction: provided, that if the individual outstanding principal amount of any such Indebtedness exceeds $3 million, such indebtedness is described on a schedule attached to the credit agreement

D. Liens
20.	General Liens Basket	Greater of $50 million and 20% of Consolidated EBITDA, which may be secured by Liens on a pari passu or junior lien basis with the Collateral
21.	Liens in Connection with a Permitted Sale and Leaseback Transaction	Permitted without restriction
22.	Liens Existing on the Closing Date
Permitted without restriction: provided, that if the individual outstanding amount of Indebtedness secured by any such lien exceeds $5 million, such lien is described on a schedule attached to the credit agreement

E. Investments
23.	Intercompany Investments	Unlimited intercompany investments between the Borrower and the Loan Parties shall be permitted.
24.	Permitted Acquisitions
Unlimited Permitted Acquisitions (as defined below) shall be subject to no Event of Default and Borrower’s Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 4.50 to 1.00; provided, that any targets acquired shall be Loan Parties and any assets acquired shall be acquired by a Loan Party.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests (or any acquisition of Equity Interests if, following the acquisition of such Equity Interests, a majority of the Equity Interests is owned) in, or merger, consolidation or amalgamation with, a Person or any acquisition of assets constituting a business unit, division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition); provided, that Permitted Acquisitions shall (i) comply with a line of business covenant, and (ii) be subject to customary further assurances, additional guarantees and additional collateral provisions.

25.	Investments Related to Credit Products Line	Greater of $50 million and 20% of Consolidated EBITDA
26.	Investments in Joint Ventures	Up to $25 million

Annex II-3

	Item	Term
27.	Loans to Employees	Up to $5 million
28.	Investments in Similar Businesses	Up to $10 million
F. Asset Sales
29.	General Asset Sale Basket
Unlimited asset sales shall be permitted, subject to (x) mandatory prepayments noted below, (y) a requirement that the consideration is for fair market value (as determined in good faith by the Borrower) and (z) that 75% of the consideration therefor is in the form of cash or cash equivalents with respect to any sale in an individual amount in excess of the greater of $5 million and 10% of Consolidated EBITDA (the “General Asset Sale Basket”).

The proceeds from the aforementioned asset sales shall be applied as prepayments against the Term Loans as a percentage of the net sale proceeds, as follows:
-    100% if Borrower’s Net Leverage on a Pro Forma Basis is above Closing Date Net Leverage;
-    75% if Borrower’s Net Leverage is between 4.00 to 1 and 4.50 to 1;
-    50% if Borrower’s Net Leverage is below 4.00 to 1 and above 3.00 to 1; and
-    0% if Borrower’s Net Leverage is below 3.00

To the extent such prepayments from asset sales are (x) used to prepay the Term Loans until the aggregate outstanding principal amount thereon is equal to $475 million, such Term Loans will be prepaid at par, and (y) at all other times (i) prior to the date that is 18 months after closing, Term Loans will be prepaid at 103% and (ii) after month 18, at the call protection schedule as described in number 4 above shall apply.

$10 million general asset sales basket, subject to no prepayment requirement; provided (x) the balance of the Term Loans is reduced to $475 million and (y) compliance on Pro Forma Basis with all Financial Covenants.

30.	Warehouse Facility (Credit Products)
Up to $250 million outstanding at any time (such amount, the “Warehouse Facility Cap”) in aggregate principal face amount of loans (and not on a mark-to-market basis) that a Loan Party originates in connection with the credit products strategy to be sold to a non-Loan Party SPV subsidiary of the Borrower on commercially reasonable terms.

This basket is to permits the sale, transfer, or pledge of loans receivable (and related collateral, contracts, guarantees, and proceeds) to a receivables entity or other Person, in connection with customary warehouse or  loan securitization transactions, in an aggregate principal face amount not to exceed the Warehouse Facility Cap. Warehouse facility and securitizations shall be non-recourse to the Borrower or any other Loan Party.

31.	Permitted Sale and Leasebacks	Up to $10 million
G. Restricted Payments
32.	Ratio RP Basket
Restricted Payments will be permitted at any time the aggregate outstanding principal amount of the Facilities is less than or equal to $475 million and Net Leverage is less than Closing Date Net Leverage, in an amount  equal to a percentage of Excess Free Cash Flow as set forth below:

-    40% if Borrower’s Net Leverage is between 4.00 to 1 and 4.50 to 1;
-    50% if Borrower’s Net Leverage is below 4.00 to 1 and at or above 3.50 to 1;
-    65% if Borrower’s Net Leverage is below 3.50 to 1 and above 3.00 to 1; and
-    100% if Borrower’s Net Leverage is below 3.00;

provided, however, that (w) there is no Event of Default at the time of declaration or making such Restricted Payment, (x) the Borrower is in compliance, on a Pro Forma Basis, with the Financial Covenants, (y) the remaining portion of the Excess Cash Flow shall be used by Borrower to make an offer to prepay at par the Term Loans in such amount and (z) if any such Restricted Payment is made within months 0-18, all Financial Covenants will commence to be tested.

Annex II-4

	Item	Term
33.	Tax Distributions
(a) for any tax period in which the Borrower is treated as a partnership or other flow-through entity for U.S. federal and applicable state or local income tax purposes, an aggregate amount equal to the income taxes for such relevant tax period attributable to the taxable income of the Borrower and its subsidiaries (determined without regard to any adjustment to tax basis pursuant to Section 743 of the Code and disregarding the deductibility of state and local income taxes for U.S. federal income tax purposes), with the amount of such income taxes computed based on the highest combined marginal U.S. federal and state or local income tax rate applicable to an individual or a corporate resident in the United States, and (b) for any tax period in which the Borrower and its subsidiaries are members of an affiliated, combined, consolidated, unitary or similar group for U.S. federal and applicable state or local income tax purposes, an aggregate amount equal to the income taxes that the Borrower and its subsidiaries would have paid for such relevant tax period had the Borrower and its subsidiaries been a stand-alone corporate taxpayer or group for such tax purposes.

34.	Management Buybacks	Up to $5 million on a cumulative basis
35.	Retention Bonuses to management/employees in connection with the Transaction	Up to $25 million on a cumulative basis, such payment to be limited to the “Retention Program” as defined in the Parent Disclosure Letter attached to the Separation Agreement.
36.	Reallocation of Junior Financing Payment Capacity to RP Capacity	Not permitted
H. Prepayments of Junior Financing
37.	Ratio RDP Basket
Unlimited prepayments of Junior Financing shall be permitted so long as immediately after giving effect to such payment, (x) there is no Event of Default, (y) the Borrower’s Net Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to 4.0 to 1.00 and (z) the Borrower is in Pro Forma compliance with all Financial Covenants

I. Available Amount
38.	Builder Baskets
(i) Greater of (A) the retained portion of Excess Cash Flow for any fiscal year not otherwise applied pursuant to the mandatory prepayments required under the Facilities Documentation (which retained portion of Excess Cash Flow for any period shall not be less than zero) and (B) 50% of Consolidated Net Income (to be defined in a manner consistent with the Documentation Principles) from the Closing Date (which amount for any period shall not be less than zero) plus (ii) the Declined Amounts and the Asset Sale De Minimis Amount.

39.	Permitted Uses	Restricted Payments (in each case, subject to no Event of Default and Pro Forma compliance with all Financial Covenants).
J. Miscellaneous
40.	Equity Cures
Use of proceeds to provide liquidity, paydown debt, fund day-to-day operations

No more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters and no more than five Specified Equity Contributions may be made during the term of the Facility

41.	Judgment Default Threshold	Greater of (A) $15 million and (B) 20% of Consolidated EBITDA

Annex II-5

	Item	Term
42.	Cross Default Threshold	Greater of (A) $15 million and (B) 20% of Consolidated EBITDA
43.	Unrestricted Subsidiaries; Non-Loan Parties
No ability to designate unrestricted subsidiaries and all existing subsidiaries of the Borrower shall be guarantors.

Subsidiaries formed or acquired after the Closing Date will be required to become Loan Parties (other than the potential credit products SPV, which will be a subsidiary of Borrower), subject to customary exceptions.

44.	Contractual Arrangements with CommerceOne Financial Corporation
To the extent of any breach or termination (by any party) of the services agreement and other contractual arrangement/agreements between Borrower and CommerceOne Financial Corporation (such agreements, the “Bank Services Agreement”), which shall have an initial term of not less than seven (7) years, then:
(1) (x) if a breach, Borrower shall have 30 calendar days to cure such breach and (y) if a termination, Borrower shall have 90 calendar days to find a replacement bank holding company to provide similar services and arrangements under the Bank Services Agreement (either of such periods, a “Bank Services Grace Period”), and
(2)  During any Bank Services Grace Period, the Loan Parties shall not be able to use any of the covenant baskets described above.

If after the end of any Bank Services Grace Period there has been no cure, then such breach or termination shall constitute an immediate Event of Default.

Any management services agreements with any new bank holding company (each, an “Additional Services Agreement”) with respect to new products shall not be subject to the above limitations.

The Bank Services Agreement and any Additional Services Agreement (that are with respect to products that constitute at least 5% of EBITDA) shall not be amended, modified or supplemented in any manner adverse to the Lenders.

45.	MFN and ROFO on all incurred Indebtedness
Borrower shall give the Administrative Agent advance written notice of any intent to incur additional indebtedness (including, without limitation, any warehouse facility) describing the purpose of such incurrence and principal amount (the “Additional Financing”).  The Lenders shall then have 5 business days therefrom to agree (or reject) to provide such financing (the “Financing ROFO”).  The Borrower shall not be able to incur the Additional Financing until either the Lenders have rejected the Financing ROFO or the period has ended.

Any such Additional Financing, to the extent not provided by the Lenders, shall be subject to MFN Provisions.

46.	Additional Exhibits to Commitment Letter / Term Sheet
The Commitment Letter shall also include as attachments (i) a pro forma organizational chart, (ii) a capitalization table of the top tier Holdco (with a breakdown of different types of equity ownership), and (iii) a description of the Banking Services Agreement material terms.

47.	Other Terms
•    Serta protection (so long as offered to all lenders)
•    Chewy protection
•    Pluralsight protection
•    JCREW to include all material assets and transfers to non-Loan Parties
•    No non-pro rata purchases by the company other than pursuant to Dutch Auctions
•    No layering of debt

Annex II-6

EXHIBIT C

Project Lantern
Conditions Relating to the Closing Date1

Subject to the Closing Date Certain Funds Provisions in all respects, the availability and the initial borrowings under the Senior Facility on the Closing Date shall be subject only to the satisfaction (or waiver by the Commitment Parties) of the following conditions precedent:

1.       Substantially concurrently with the funding of the initial funding under the Senior Facility, the Acquisition shall be consummated in all material respects substantially on the terms described in the Acquisition Agreement and the Acquisition Agreement shall not have been amended or waived or modified or consent granted thereunder by you in a manner that is materially adverse to the interests of the Initial Lender (in its capacity as such) without the consent of the Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned; provided that the Commitment Parties shall be deemed to have consented to any such amendment, waiver, modification or consent unless they shall have objected thereto in writing within three (3) business days after receipt of written notice of such amendment, waiver, modification or consent) (it being understood that (x) any modification, amendment, consent or waiver to the definition of Business Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed to be materially adverse to the interests of the Commitment Parties, (y) any increase in the purchase price of the Acquisition will be deemed not to be materially adverse to the Commitment Parties so long as such increase is funded by an equity contribution, and (z) any reduction in the purchase price of the Acquisition that is less than 10% shall be deemed not to be materially adverse to the interests of the Commitment Parties so long as such reduction is applied to reduce the amount of commitments in respect of the Senior Facility on a dollar for dollar basis. Prior or substantially concurrently with the funding of the initial borrowings under the Senior Facility, (i) the Borrower shall have received the Closing Date Equity Contribution (to the extent not otherwise applied in the Transactions) in at least the amount and consistent with the description thereof set forth in Exhibit A to the Commitment Letter and (ii) the Borrower and New CommerceOne (or their respective affiliates) shall have entered into a Master Services Agreement, dated on or prior to the Closing Date, consistent with the terms set forth in Section 6.16 of the Parent Disclosure Schedule (as defined in the Acquisition Agreement as in effect on the date hereof), attached as Annex II to this Exhibit C.

2.           (A) The Specified Acquisition Agreement Representations shall be true and correct in all material respects (or if qualified by materiality, all respects) (or true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of a specified date, if earlier) and (B) the Specified Representations shall be true and correct in all material respects (except to the extent qualified by materiality or “Business Material Adverse Effect”, in which case such representations shall be true and correct in all respects) (or true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of a specified date, if earlier). To the extent any Specified Acquisition Agreement Representations are qualified or subject to “material adverse effect”, the definition thereof shall be Business Material Adverse Effect (as defined in the Acquisition Agreement).

3.         The Refinancing shall be consummated concurrently, or substantially concurrently, with the initial borrowing under the Senior Facility shall be consummated.

1Capitalized terms used herein shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

CONFIDENTIAL	1

CONFIDENTIAL	EXHIBIT C
4.         Since the date of the Acquisition Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Business Material Adverse Effect (as defined in the Acquisition Agreement).

5.         The Commitment Parties shall have received the (x) audited consolidated balance sheets of the Parent (as defined in the Acquisition Agreement) as of December 31, 2023 and December 31, 2024 and the related audited consolidated statements of income and cash flows of the Parent for the fiscal years then ended and (y) the unaudited consolidated balance sheet of the Parent as of September 30, 2025 and the related unaudited consolidated statement of income of the Parent for the period then ended.

6.         The Administrative Agent and the Initial Lender shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or any Commitment Party that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

7.        The execution and delivery of (i) by the Loan Parties of the Loan Documentation, which shall be consistent with the Commitment Letter and the Term Sheet and subject in all respects to the Closing Date Certain Funds Provisions, (ii) customary legal opinions, customary borrowing notices, customary evidence of authorization, customary officer’s closing certificates, customary secretary’s certificates for the Borrower and the Guarantors and good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and such Guarantors, and a solvency certificate of the Borrower’s chief financial officer or other financial officer (certifying that, after giving effect to the Transactions on the Closing Date, the Borrower and its restricted subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C and (iii) subject to the Closing Date Certain Funds Provisions and to the extent required under the Term Sheet, with respect to the Senior Facility, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Loan Parties and, if applicable, be in proper form for filing.

8.           All reasonable and documented fees required to be paid on the Closing Date pursuant to the Term Sheet and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date, shall, in each case, upon the initial borrowing under the Senior Facility, have been paid or shall be paid substantially concurrently with funding (which amounts may, in each Commitment Party’s discretion, be offset against the proceeds of the Senior Facility).

CONFIDENTIAL	2

CONFIDENTIAL
Annex I
to Exhibit C

Form of Solvency Certificate

SOLVENCY CERTIFICATE

[    ], [  ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [ ] of the Credit Agreement,  dated  as  of  the  date  hereof among [__________], a [         ] (the “Borrower”) and     [          ], a [          ] (“Holdco”), [ ], as the Administrative Agent and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_______], solely in my capacity as the [Chief Financial Officer] of Holdco, do hereby certify on behalf of Holdco and the Subsidiaries that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1.          The sum of the debt (including contingent and other liabilities) of Holdco and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value (on a going concern basis) of the present assets of Holdco and the Subsidiaries, on a consolidated basis.

2.          The capital of Holdco and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3.          Holdco and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations and contingent and other liabilities, beyond their ability to pay such debts as they become due in the ordinary course on a non- accelerated basis.

4.          Holdco and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5.          For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.          In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdco and the Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

CONFIDENTIAL	1

CONFIDENTIAL
IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.
[ ]

By:
Name: [________]
Title: [Chief Financial Officer]

CONFIDENTIAL	2

Annex II
to Exhibit C

Management Services Agreement Term Sheet

See attached.

CONFIDENTIAL	1

ANNEX II to EXHIBIT C

Project Lantern
Section 6.16 of the Parent Disclosure Schedule

The following table summarizes the services anticipated to be provided by CommerceOne pursuant to the MSA and the contemplated pricing amounts / metrics to be paid by Purchaser in connection therewith.

MSA Category	Description	Pricing Amt – Proposed	Pricing Metric – Proposed	Calculation Summary
Retail	Represents transactions originating from retail distribution partners (e.g., in-store card loads, cash reloads, or purchases at participating merchants)
Direct	Applies to direct-to-consumer transactions initiated via Green Dot’s proprietary platforms (e.g., website, mobile app, or call center)	Tiered as a percentage of Net Interchange Revenue for each program as follows:		For each of Retail, Direct, Paycard, and BaaS, the applicable amounts shall be calculated on a monthly basis in accordance with the tiered program structure specified in this Agreement
Paycard	Covers payroll card programs (excluded from Pathward) where BankCo issues cards for employer-sponsored wage disbursement	$0 – 2.5mm (87.5% / 12.5%) $2.5 – 5.0mm (88.75% / 11.25%) > $5mm (90.0% / 10.0%)
BaaS	Represents programs delivered through third-party BaaS partners offering Green Dot-branded or co-branded accounts; includes servicing, tech integration, etc.

Money Processing	Encompasses disbursement and money movement services, including ACH transfers, GDN loads, and retail cash Txs.; pricing by volume	• $0.042 per ACH transaction • $4.11 per inbound wire transaction • $4.11 per outbound wire transaction • {GDN} • {Other}
Total bank sponsorship costs
attributable to Money Processing
segment calculated as a
summation of i) monthly ACH
units multiplied by pricing per
ACH transaction, ii) monthly wires
sent multiplied by pricing per
outbound wire transaction and iii)
monthly wires received multiplied
by pricing per inbound wire
transaction

LBP	Fees for handling deposits and balance loads into consumer accounts associated with the largest banking partner	0.05% of monthly deposits or 0.60% of the average annual deposit balance		Total bank sponsorship costs attributable to the largest BaaS partner calculated as total monthly deposits attributable to the BaaS segment multiplied by a fixed rate of 0.05% per month
Tax	Covers refund transfer for tax programs (e.g., IRS and state refunds processed via BankCo); includes Professional, Franchise and DIY	Franchise, Pro and DIY: $0.20 per refund transfer		Total bank sponsorship costs attributable to the Tax segment calculated as the total monthly refund transfers across Franchise, Pro, and DIY, each multiplied by the fixed rate of $0.20 per transfer
ODP	Applies to overdraft protection services offered on eligible consumer accounts; fees based on a % of revenue generated from program participation and usage	2.0%	% of gross revenue	Total ODP bank sponsorship payout calculated as 2% of monthly gross Overdraft Protection revenue

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Interest Share / Non-swept Deposit Pricing	Represents allocation of interest income between OpCo and BankCo on non-interest sharing deposit balances	40.0% of interest income flows to OpCo based on the applied ADB Balance, which is calculated as total non-BaaS deposits multiplied by IORB minus a floor of 50 bps
Total interest share attributable to
non-swept deposits calculated on
a monthly basis as total non-
BaaS deposits multiplied by the
applicable base rate or IORB
minus a floor of 50 bps to
determine the non-BaaS deposit
yield; the resulting yield is then
multiplied by 40.0% to determine
total interest share

Brand Incentive Proceeds	Rebates, incentives, marketing funds, and similar amounts paid by a card network or brand in connection with a Program’s card activity. Brand Incentive Proceeds are excluded from Net Interchange and are accounted for separately	10%	% of proceeds
Total Brand Incentive Proceeds
calculated on a monthly basis as
total program-level brand
incentive revenue (including
rebates, incentives, marketing
funds, and other brand-paid
amounts) multiplied by the fixed
10% share to determine the bank
sponsorship payout

Notes:

1.	ADB =Average Deposit Balance; IORB = Interest on Reserve Balance
2.	TX = Transaction; DIY = Do It Yourself

For illustrative purposes only, Annex A to this Section 6.16 of the Parent Disclosure Schedule sets forth, as of the date hereof, a sample calculation of the payments anticipated to be made by Purchaser to CommerceOne under the MSA in calendar year 2026 (the “Illustrative Calculation”). Payments will be pro rated based on the number of days from the Closing Date through December 31, 2026. The Illustrative Calculation represents an example calculation methodology that the parties may use to achieve the Purchaser’s total aggregate payments under the MSA in calendar year 2026; provided, however, that the parties acknowledge and agree that the final methodology for calculating such payments shall be refined and mutually agreed upon by the parties prior to the Closing Date.

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